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                                                                   EXHIBIT 10.01

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made this 7th day of January, 1997, by and between ST. JOE CORPORATION, a Florida corporation (the "Corporation"), and PETER RUMMELL (the "Employee").

         WHEREAS, the Corporation is a Florida corporation engaged in the business of owning, developing, managing and selling real estate, silver culture, transportation and farming; and

         WHEREAS, the Corporation desires to employ the Employee upon the terms and conditions hereinafter set forth and the Employee desires to accept employment on those terms and conditions;

         NOW, THEREFORE, in consideration of the mutual covenants stated below, Corporation and Employee agree as follows:

         1. EMPLOYMENT - Corporation hereby employs Employee as Chairman of the Board and Chief Executive Officer of the Corporation, to perform such duties as, from time to time, may be determined and/or assigned to him by the Board of Directors of the Corporation.

         2. TERM - The term of this Agreement shall commence on January 7, 1997 and shall continue for five (5) years, unless earlier terminated pursuant to
Section 9 or 10 hereof.

         3. COMPENSATION - Corporation agrees to compensate Employee as follows:

         a) Salary - For all services rendered by Employee during the term of this Agreement, an annual salary of Six Hundred Thousand Dollars ($600,000.00), payable in equal monthly installments.

         b) Salary Adjustments - Employee's compensation shall be re-evaluated not less than annually by the Board of Directors of the Corporation and may be increased (but not decreased) at such time.





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         c)  Benefits - The Corporation shall also make available to Employee such other benefits and perquisites as are currently offered to executives of the Corporation. Employee will be eligible to participate in the Corporation's Salaried Employees Pension Plan, Salaried Employees Benefit Plan and Employee Salary Deferral Plan in accordance with the current terms and conditions of those plans.

         d) Short Term Incentive - On or before December 31, 1997, Employee will present to the Board of Directors of the Corporation a business plan for the Corporation. If the business plan is accepted and approved by the Board of Directors of the Corporation on or before December 31, 1997, then the Corporation will pay Employee a bonus of Two Hundred Fifty Thousand Dollars ($250,000.00) on or before February 15, 1998. During the second through the fifth years of this Agreement, the Board of Directors will design a short term incentive plan for Employee. Such short term incentive plan will include goals based on achievement by the Corporation of elements of the business plan proposed by Employee and accepted by the Corporation and/or the meeting of financial objectives as set by the Board of Directors of the Corporation. Employee's short term incentive for each of the second through the fifth years of this Agreement as determined by the Board of Directors will have a potential award range equal up to 100% of Employee's annual salary for that year.

         e) Long Term Incentive - As of the date of this Agreement, the Corporation will grant to Employee a nonstatutory stock option award for One Million Two Hundred thousand (1,200,000) shares in the Corporation's common stock at the closing price on the day preceding the date of this Agreement (whch is $64.50 per share). The nonstatutory stock options will vest in Employee at 20% per year effective on the anniversary dates of the date of this Agreement. Once vested, Employee may exercise sald stock options within ten years from the grant of the nonstatutory stock options (i,e.,



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ten years from the date of this Agreement). In the event of a change in control of the Corporation as defined in Section 3(g) below, or a termination of Employee's employment without cause or upon Employee's death (subject to Section 9(c) herein), the vesting of the nonstatutory stock options will accelerate and Employee will be the owner and holder of such stock options without restrictions. In the event of the involuntary termination of Employee's employment for cause as set forth in Section 9(a) herein or the Employee's voluntary termination of his employment, all of the nonstatutory stock options that had not vested in Employees at that time will lapse and Employee will have no rights in same. All of the option shares will be registered under the Securities Act of 1933 on or before the date when the first installment of the option vests. In the event of the declaration of a partial liquidation distribution due to the prior sale of certain assets of St. Joe Forest Products Co. that are related to its paper mill business, the prior sale of certain assets of St. Joe Container Co. that are related to its container business and the prior sale of the stock of St. Joe Communications, Inc., the strike price of said options will be reset equitably based upon (i) the average of the closing prices on the last five (5) trading days on which the Corporation's stock trades with the right to receive such partial liquidation distribution and (ii) the average of the closing prices on the first five (5) trading days on which the Corporation's stock trades without the right to receive such partial liquidation distribution and (ii) the average of the closing prices on the first five (5) trading days on which the Corporation's stock trades without the right to receive such partial liquidation distribution. In the event of the declaration of a partial liquidation distribution due to the subsequent sale of a significant portion of the assets or the stock of a subsidiary of the Corporation other than St. Joe Forest Products Co., St. Joe Container Co. and St. Joe Communications, Inc., the strike price of said options will also be reset equitably based upon (i) the average of the closing prices on the last five (5) trading days on which the Corporation's stock trades with the right to receive any such partial liquidation distribution and (ii) the average of the closing prices on the first five (5) trading days on which the


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Corporation's stock trades without the right to receive any such partial liquidation distribution. To illustrate the foregoing, assume hypothetically (i) that the exercise price of Employee's options is $64.50 per share, (ii) that the average of the closing prices on the last five (5) trading days on which the Corporation's stock trades with the right to receive the partial liquidation distribution is $69.50 per share and (iii) that the average of the closing prices on the first five (5) trading days on which the Corporation's stock trades without the right to receive the partial liquidation distribution is $57.00 per share. The exercise price would be adjusted by determining the difference between the average of the closing prices on the first five (5) trading days on which the Corporation's stock trades without the right to receive the partial liquidation distribution ($57.00) and the average of the closing prices on the last five (5) trading days on which the Corporation's stock trades with the right to receive the partial liquidation distribution ($69.50) which in this hypothetical is $12.50, and then subtracting said sum from the exercise price ($64.50 - $12.50 = $52.00). As a result, Employee would hold options covering 1,200,000 shares with an exercise price of $52.00 per share.

         1) The parties hereto acknowledge and agree that the Corporation does not presently have in place a stock option plan, but the Corporation agrees to promptly implement same in order to fulfill the terms of this Agreement subject to shareholder approval. The nonstatutory stock options to be issued by the Corporation to Employee hereunder shall be evidenced by agreements in such form as the Board of Directors of the Corporation shall approve, which agreements comply with and be subject to the terms and conditions of this Agreement. Each of the parties hereto agree that they will cooperate and assist each other in the preparation and implementation of the stock option plan in accordance with all laws, rules and regulations and that same will be accomplished as soon as reasonably practicable and within the necessary time period.

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          2)   In the event of a capital adjustment resulting from a stock dividend, stock split, reorganization, merger, consolidation, spinoff or a combination or exchange of shares, the number shares of stock subject to the nonstatutory stock options issued to Employee shall be adjusted consistent with such capital adjustment. The price of any share under options shall be adjusted so that there will be no change in the aggregate purchase price payable under exercise of any such option. The granting of the nonstatutory stock options shall not effect in any way the right or power of the Corporation to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure, or to merge consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.

     f) Award of Restricted Stock - As of the date of this Agreement, the Corporation will grant to Employee restricted common stock on the Corporation equal in value (based on the closing prices on the day preceding the date of this Agreement) to the difference between the value of 140,000 shares of Disney common stock (which is $69.00 per share) and $5,320,000.00 (the "value of Disney stock option"). For example, if Disney stock is valued at $69.00 per share as of the day preceding the date of this Agreement, then the Corporation will grant to Employee restricted common stock in the Corporation at a total value of $4,340,000.00 (140,000 shares X $69.00 per share = $9,660,000.00;
$9,660,000.00 less $5,320,000.00 = $4,340,000.00).  The restricted stock will be for the number of the Corporation's shares at the closing market value as of the day preceding the date of this Agreement which will be equal to the value of the Disney stock options as defined above ($4,340,000.00 + $64.50 = 67,287 shares of the Corporation's restricted common stock). Unrestricted title to the restricted stock will vest in Employee at 20% per year. In the event of a change in control of the Corporation as defined in Section 3(g) below or a termination of Employee's employment without cause

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or upon Employee's death, disability or adjudication of incompetency or incapacity, the vesting of the restricted stock will accelerate and Employee will be the owner and holder of such stock without restrictions. In the event of- the involuntary termination of Employee's employment for cause as set forth in Section 9(a) herein or the Employee's voluntary termination of his employment, all of the restricted stock which had not vested in Employee at that time will be returned to the Corporation and Employee will have no rights in same. All of the restricted shares will be registered under the Securities Act of 1933 on or before the date when the first installment of the shares vests.

     1) The parties hereto acknowledge and agree that the Corporation does not presently have in place a restricted stock plan, but the Corporation agrees to promptly Implement same In order to fulfill the terms of this Agreement subject to shareholder approval. The restricted stock to be issued by the Corporation to Employee hereunder shall be evidenced by agreements in such form as the Board of Directors of the Corporation shall approve, which agreements shall comply with and be subject to the terms and conditions of this Agreement. Each of the parties hereto agree that they will cooperate and assist each other in the preparation and implementation of the restricted stock plan in accordance with all laws, rules and regulations and that the same will be accomplished as soon as reasonably practicable and within the necessary time period.

     g) Definition of Change in Control - Control of the Corporation now resides in the voting stock held by the combined ownership of the Alfred I. duPont Testamentary Trust and the Nemours Foundation. The term "change in control" means that:

               (i) 30% or more of the outstanding voting stock of the Corporation is acquired by any person or group other than Alfred I. duPont Testamentary Trust and the Nemours Foundation, except that this paragraph
     (i) shall not apply as long as the Alfred I. duPont Testamentary Trust or the Nemours Foundation.

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         of any combination of both, owns more voting stock than such person or group; or

         (ii) Stockholders of the Corporation other than the Alfred I. DuPont Testamentary Trust and the Nemours Foundation vote in a contested election for directors of the Corporation and through exercise of their votes result in the replacement of 50% or more of the Corporation's directors (the mere change of 50% or more of the members of the Corporation's Board of Directors will not trigger a change in control unless same occurs as a result of a contested election); or

         (iii) The Corporation is a party to a merger or similar transaction as a result of which the Corporation's stockholders own 50% or less of the surviving entity's voting securities after such merger or similar transaction.

It is agreed that no "change in control" occurs in any event as long as the combined ownership of the Alfred I. DuPont Testamentary Trust and the Nemours Foundation exceed 50% of the outstanding voting stock of the Corporation.

         4. EXPENSES OF EMPLOYEE - The Corporation shall pay, or shall reimburse Employee for reasonable expenses in connection with the business of the corporation subject to and in accordance with the Corporation's policies and procedures established from time to time by the Corporation.

         5. WORKING FACILITIES - The Corporation shall provide Employee with an office at its corporate headquarters at 1650 Prudential Drive, Jacksonville, Florida, secretarial services, and such other facilities and other services as are considered customary and consistent with Employee's position and adequate for the proper performance of his duties.

         6. DUTIES OF EMPLOYEE - Employee agrees that he shall:



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         a) Devote his full professional time and attention to the furtherance of the Corporation's business, specifically including, but not limited to, serving as chief executive officer and Chairman of the Board of Directors of the Corporation.

         b) Comply with the policies, standards and regulations of the Corporation as established from time to time by its Board of Directors and with applicable standards of industry ethics.

         c) Promptly reveal to the Board of Directors of the Corporation such matters coming to his attention as pertain to the material business or interests of the Employee and the Corporation and are appropriate for consideration by the Corporation's Board of Directors including but not limited to opportunities, inventions, improvements, discoveries, processes, programs or systems, developed or discovered by Employee during his employment with the Corporation and same shall be the sole and absolute property of the Corporation.

         d) Seek the approval of the Board of Directors of the Corporation prior to serving on the Board of Directors of other corporations and prior to Employee engaging in any other trade or business (except for incidental personal investments) during the term of this Agreement.

         e) Perform those duties assigned to Employee by the Board of Directors.

      7. VACATION AND SICK LEAVE - In addition to holidays recognized by the Corporation, Employee shall be entitled each year to a paid vacation and sick leave in accordance with the Corporation's policy. No unused vacation or sick leave may be carried over from year to year.

      8. RELOCATION -

         a) It is the intention of the Corporation to make Employee whole by reimbursing Employee for all reasonable costs associated with his relocation from California to the

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Jacksonville, Florida area.  Such costs will include house hunting trips to the
Jacksonville area with Employee's spouse, visits to family in California prior to the permanent relocation of Employee and his spouse, real-estate commissions and closing costs related to the sale of Employee's California residence
(except that the Corporation will not be liable for any real estate commission if Employee's California residence is purchased by the Corporation), the physical movement of household goods from California to the Jacksonville, Florida area, the removal and reinstallation of audio visual and electronic equipment, storage of household goods for up to one (1) year, a temporary living allowance of $5,000.00 per month for up to three (3) months, and closing costs related to the purchase of a home in the Jacksonville, Florida area. The Corporation will pay invoices for the above described relocation expenses or reimburse Employee for same.

     b) In the event that Employee's California residence is placed on the market at a reasonable price and the house is not sold within 90 days after being placed on the market for sale, Employee may elect either (l) to sell the house to the Corporation for an amount equal to the price at which the house should sell within 180 days as determined by Independent appraisers or (ii) to obtain an interest free bridge loan from the Corporation for up to one year for an amount up to the price at which the house should sell within 180 days as determined by independent appraisers.

     1) In order to determine the price at which the house should sell within 180 days, each of Employee and the Corporation shall select an independent real estate appraiser who will appraise Employee's California residence and give their written professional opinion of the price at which the house should sell within 180 days. Each appraisal shall be obtained within thirty (30) days from the date Employee gives the Corporation written notice of his intent to sell the house to the Corporation or to obtain an interest free bridge loan from the Corporation and the appraisals shall be shared with the other party. If the

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appraisals do not vary by more than 5%, then the average of the two appraisals shall be utilized as the price at which the house should sell within 180 days. If the two appraisals vary by more than 5%, the two appraisers shall then promptly select a third real estate appraiser who shall appraise Employee's California residence within twenty days thereafter. The third appraiser will then be averaged with the other appraisal which is closest to it and said average of the two appraisals shall be utilized as the price at which the house should sell within 180 days.

           2) In the event Employee elects to obtain an Interest free bridge loan from the Corporation for an amount up to the price at which the house should sell within 180 days as determined by Independent appraisers, Employee must repay said loan at the earlier of five days after the date of the closing of the sale of Employee's California residence, or one year from the date the Corporation made the interest free bridge loan to Employee.

           c) As soon as reasonably practicable after each calendar year in which reimbursement of non-deductible relocation costs is made under this
Section 8, Employee shall be entitled to receive from the Corporation an additional payment (the "Gross-Up Payment"). The amount of the Gross-Up Payment shall be equal to all federal and state taxes Imposed on (i) such reimbursement of non-deductible relocation costs and (ii) the Gross-Up Payment. The intent of this Section 8(c) is to hold Employee harmless, on an after-tax basis, from the tax impact of all reimbursements of non-deductible relocation costs.

     9.   INVOLUNTARY TERMINATION -

          a) The employment of Employment with the Corporation may be determined by the Board of Directors of the Corporation upon the occurrence of any one or more of the following events;

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     1)   At any time by the mutual consent of the parties as set forth in writing signed by both parties; or

     2) In the event Employee shall willfully and materially fail or refuse to comply with the policies, standards and regulations of the Corporation from time to time established by the Board of Directors, and applicable to all its officers which conduct continues after thirty (30) days written notice of same from the Corporation's Board of Directors; or,

     3) In the event Employee shall willfully and materially fail or refuse to faithfully or diligently perform the provisions of this Agreement or the usual and customary duties of his employment which conduct continues after thirty (30) days written notice of same from the Corporation's Board of Directors; or

     4) In the event Employee, in the reasonable judgment of the Board of Directors, shall be guilty of fraud, dishonesty, embezzlement or other similar acts of willful misconduct; or

     5) In the event Employee engages in gross misconduct including but not limited to moral turpitude, unethical or unlawful conduct, or any other act abhorrent to the community which a reasonable person would consider materially damaging to the Corporation.

Upon any involuntary termination pursuant to this Section 9(a) which shall be considered as for cause, compensation of Employee and any other rights Employee may have under this Agreement shall cease upon the termination date of his employment, and no further payments or benefits shall be paid or payable to Employee by the Corporation for any period thereafter, except to the extent that Employee shall have accrued benefits under any retirement plan adopted by the Corporation for the benefit of its employees.

     b) The employment of Employee with the Corporation may also be terminated by the Board of Directors of the Corporation in the event Employee is adjudicated

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incompetent or incapacitated, or becomes disabled.  For the purposes of this
Agreement, the term "disabled" is defined as being unable to render continuous, full time service to the Corporation in the capacity described herein for a period of more that six (6) months. Upon any involuntary termination pursuant to this Section 9(b), the parties hereto agree that (i) the Corporation will not be liable to pay Employee his annual salary and the Corporation will not be liable to pay Employee for any short term incentives that have not been earned as of the date of Employee's adjudication of incompetency or incapacity or as of the date of Employee's disability as defined herein; (ii) for the remaining term of this Agreement, Employee will remain eligible for benefits as set forth in Section 3(c) above including but not limited to disability benefits in accordance with the Corporation's policy in effect from time to time; (iii) the nonstatutory stock options which were awarded to Employee under Section 3(e) above that have not vested within one (1) year from the date of any involuntary termination pursuant to this Section 9(b) will lapse and Employee will have no rights in same; (iv) the nonstatutory stock options which were awarded to Employee under Section 3(e) above that are scheduled to vest within one (1) year from the date of any involuntary termination pursuant to this Section 9(b) will vest in full; and (v) the restricted stock which was awarded to Employee under Section 3(f) above will remain the property of Employee and the vesting of the restricted stock will accelerate and Employee will be the owner and holder of such stock without restrictions.

     c) The employment of Employee with the Corporation will also be terminated upon the death of Employee. Upon any involuntary termination pursuant to this Section 9(c), the parties hereto agree that (i) the Corporation will not be liable to pay Employee his annual salary and the Corporation will not be liable to pay Employee for any short term incentives that have not been earned as of the date of Employee's death; (ii) the eligibility of Employee and his dependents for benefits as set forth in
Section 3(c) above will also


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terminate; (iii) the nonstatutory stock options which were awarded to Employee under Section 3(e) above that have not vested as of Employee's death will vest in full; provided, however, that the time for exercising the nonstatutory stock options (both the options already vested prior to Employee's death and the options which vest at Employee's death) will be reduced from ten (10) years from the grant of the nonstatutory stock options to two (2) years from the Employee's date of death; and (iv) the restricted stock which was awarded to Employee under Section 3(f) above will remain the property of Employee's estate and the vesting of the restricted stock will accelerate and Employee's estate will be the owner and holder of such stock without restrictions.

     10. RESIGNATION FOR GOOD REASONS AFTER CHANGE IN CONTROL - In the event of a change in control as defined in Section 3(g) above, Employee may resign for good reason. If Employee resigns for good reason, such resignation will be treated as if Employee's employment had been terminated by the Corporation without cause and Employee will be entitled to receive his annual salary for the balance of this Agreement subject to the restrictive covenants set forth in
Section 11 below. "Good Reason" means that (a) Employee's title, position, reporting relationship, or responsibilities have been diminished, or (b) Employee's annual salary has been reduced below the rate in effect immediately prior to the change in control or Employee's opportunity to earn short-term incentive awards under Section 3(d) is reduced below 100% of Employee's annual salary, or (c) Employee has been required to relocate from the Jacksonville, Florida area.

     11.  RESTRICTIVE COVENANTS -

     a) In the event Employee resigns for Good Reason as defined in Section 10 above, than for a period of one (1) year thereafter, Employee shall not, directly or indirectly, within the business areas of interest of the Corporation as such areas now exist or as they may exist at the time of this Agreement terminates (the "Restricted Area"),

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enter into, engage in, participate in, become financially interested in, be employed by or consult with any business conducted in competition with the business of the Corporation, as such business now exists or as it may exist in the future, either as an individual on his own account or as an independent contractor, consultant, partner or joint venturer, or as an employee or agent of another person (including any corporation or other entity), or as an officer, director, or shareholder of the corporation or other entity or otherwise.

     b) During the term of employment provided for in this Agreement and for a period of one year thereafter in the event Employee resigns for Good Reason as defined in Section 10 above, Employee shall not directly or indirectly, as an individual on his own account or as an independent contractor, consultant, partner or joint venturer, or as an employee or agent of another person (including any corporation or other entity), or as an officer, director or shareholder of the corporation or other entity, or otherwise, (i) solicit any of the employees of the Corporation to terminate their employment; or (ii) contact or otherwise solicit accounts from any customers of the Corporation with whom the Corporation is doing or did business during the period of Employee's employment hereunder, whether located within or without the Restricted Territory; or (iii) divulge to any person, firm or corporation any information received by him during the course of his employment with regard to personal affairs, financial affairs, methods, processes, customer lists or other affairs of the Corporation considered confidential or proprietary in nature except as required by Law.

     c) The period of time in which Employee is prohibited from engaging in such business practices pursuant to the provisions of subparagraph (a) and (b), respectively, shall be extended by the length of time during which Employee is in breach of such covenants.

     d) The restrictive covenants set forth in subparagraphs (a) and (b) above are

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essential elements of this Agreement, and, but for Employee's agreement to comply with such covenants, the Corporation would not have entered into this Agreement. Such covenants by Employee shall be construed as agreements independent of any other provision contained in this Agreement, and the existence of any claim or cause of action of Employee against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of such covenants. If any portion of the covenants set forth in subparagraphs (a) and (b) above is held to be unreasonable, arbitrary or against public policy, then such portion of such subparagraphs shall be divisible both as to time and geographical area, and each month of the specified period shall be considered to be a separate period of time, and each state, county, city, town, municipality and the like, shall be considered to be a separate geographical area, so that the lesser period of time or geographical area shall remain effective as long as the same is not unreasonable, arbitrary or against public policy and may be enforced against Employee.

     e) Damages at law shall be an insufficient remedy to the Corporation in the event that Employee violates the terms of subparagraphs (a) and (b) above, and the Corporation shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of said subparagraphs, which injunctive relief shall be in addition to any other rights and remedies available to the Corporation.

     12. INVALID PROVISIONS. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provisions were omitted.

     13. MODIFICATION. No change or modification of this Agreement shall be valid unless in writing and signed by both Employee and the Corporation.

     14. CONSTRUCTION. This Agreement shall be construed and regulated under and


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in accordance with the laws of the State of Florida and, except as otherwise provided herein, shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and assigns. All disputes, controversies and causes of action of every kind and nature between the parties hereto arising out of or in connection with or pertaining to this Agreement must be brought, settled and litigated in the Courts located in Jacksonville, Duval County, Florida. The term "Corporation" as used herein shall also refer to any successor to the Corporation's business which has agreed to assume the Corporation's obligations under this Agreement. This Agreement may be executed in counterparts, each of which shall be considered an original.

     15. CORPORATE RECORDS. All Corporate opportunities, records, and customer histories collected and used by Employee in connection with his employment, and all books, manuals, lists, financial and other records and written memoranda of the business of the Corporation are, and shall remain, the sole and permanent property of the Corporation.

     16. WAIVER OF BREACH. The waiver by the Corporation or Employee of enforcement of any term or provision of this Agreement with respect to the other shall not operate or be construed as a waiver of any subsequent breach by Employee or the Corporation.

     17. ASSIGNMENT. Except as provided herein, the rights, duties, privileges and obligations of Employee hereunder shall not be assignable and shall not inure to the benefit of his heirs, personal representatives or administrators.

     18. ATTORNEYS' FEES. In the event of a dispute arising out of this Agreement, any party receiving any monetary or injunctive remedy, whether at law or in equity, which is final and not subject to appeal shall be entitled to recover its reasonable attorneys' fees and costs incurred with respect to obtaining such remedy from the other party.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


Signed, sealed and delivered
In the presence of:                     CORPORATION:

                                        ST. JOE CORPORATION

/s/ Mary B. Futch                       By: /s/ W.L. Thornton
------------------------------              ----------------------------
/s/ Loyce J. Padrick                        W.L. Thornton, its Chairman
------------------------------

                                        EMPLOYEE:

/s/                                     /s/ Peter Rummell
------------------------------          ---------------------------------
/s/                                     PETER RUMMELL
------------------------------






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